Exhibit 5.1

AMERICREDIT CORP.

December 16, 2008

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in my capacity as Executive Vice President, Chief Legal Officer and Secretary of AmeriCredit Corp., a Texas corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resales from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 32,307,322 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), by the selling stockholders identified in the Registration Statement. The Company is filing the Registration Statement pursuant to that certain Registration Rights Agreement, dated December 12, 2008, entered into by the Company with Fairholme Funds, Inc. (the “Agreement”).

In connection with the opinions set forth herein, I have examined the following documents:

(i) the Articles of Incorporation and Bylaws of the Company;

(ii) copies of resolutions of the Board of Directors of the Company relating to the preparation and filing of the Registration Statement and related matters; and

(iii) the Registration Statement and exhibits thereto.

For purposes of the opinion expressed below, I have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

Based upon the foregoing and subject to the limitations, assumptions and qualifications noted herein, I am of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

I do not purport to express an opinion on any laws other than those of the State of Texas and the federal law of the United States of America. I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission. I do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to my attention.

Very truly yours,

/s/ J. Michael May
Executive Vice President, Chief Legal Officer and Secretary, AmeriCredit Corp.